EXHIBIT 10.15

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED, WHETHER OR NOT FOR CONSIDERATION, (A) WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREUNDER, AND (B) EXCEPT AS OTHERWISE PERMITTED BY THE TERMS OF THIS NOTE.

                          SECURED PROMISSORY NOTE

$2,828,440                                                      June 17, 2004

     1. Principal Amount. For value received, TSL ACQUISITION CORP. (hereinafter referred to as "Maker"), unconditionally promises to pay to the order of TRINITY SPRINGS LTD., an Idaho corporation ("Trinity"), at 160 7th Street W. #2C, P.O. Box 8810, Ketchum, Idaho 83340, or to such other place and in such other manner as Trinity may from time to time designate, the principal sum of TWO MILLION EIGHT HUNDRED TWENTY-EIGHT THOUSAND FOUR HUNDRED FORTY AND 00/100 DOLLARS ($2,828,440.00).

     2. Interest. Interest shall accrue on the unpaid principal amount hereof from the date hereof at the rate of five percent (5%) per annum, compounded annually.

     3. Post Maturity Interest; Computation of Interest. Any amount of principal and/or interest hereof which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until said principal and/or interest amount is paid in full, payable on demand, at an interest rate which is one percent (1%) per annum in excess of the rate of interest otherwise payable under this Note. Interest shall be computed on the basis of a year of 365 days or the actual number of days elapsed. No provision of this Note shall require the payment or permit the collection of interest in excess of the maximum permitted by law. If any excess of interest in such respect is herein or in such other instrument provided for, or shall be adjudicated to be so provided for herein or in such other instrument, Maker shall not be obligated to pay such interest in excess of the maximum amount permitted by law and the right to demand the payment of any such excess shall be and hereby is waived. This provision shall control any other provision of this Note or such other instrument. If any such excess interest shall have been paid by Maker it shall automatically be treated as a permitted additional prepayment of principal.

     4. Payments. The principal sum and interest thereon shall be payable as follows:

         a. The principal sum due hereunder and interest shall be due and payable, computed on the basis of an amortization period of one hundred twenty (120) months, in sixty (60) consecutive monthly installments, all such installments to be in the amount of thirty thousand and 00/100 dollars ($30,000.00) each, commencing July 1, 2004, and on the 1st day of each consecutive month thereafter, such payments to be applied first in payment of interest due on unpaid principal and the balance to be applied in reduction of principal, and the remaining principal balance, if any, together with interest thereon, shall be due and payable on June 1, 2009.

         b. All payments to Trinity shall be delivered to the following address:

                 160 7th Street W. #2C
                 P.O. Box 8810
                 Ketchum, Idaho 83340
                 Attention: Chief Financial Officer

         c. Payments shall be deemed to have been made on the date received by Trinity.

         d. Subject to Section 5 of this Note, all or any portion of the indebtedness evidenced hereby may be prepaid at any time without premium or penalty.

         e. Each payment shall be made in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, and shall be credited first to interest then due and the remainder shall be applied to principal.

     5.  Prepayment.

         a. Mandatory Prepayment. In the event of any liquidation or winding up of Maker, or in the event Maker shall at any time sell the Seller's Water Rights, Maker shall apply the cash proceeds of such sale of the Seller's Water Rights or liquidation to prepay this Note. Maker shall make such prepayment no later than five (5) days after Maker receives such cash proceeds of such sale or liquidation. For the purposes of this Note, a "liquidation" shall mean any merger, acquisition, sale of voting control (in which the shareholders of Maker immediately prior to the transaction do not own a majority of the outstanding shares or other equity interests of the surviving entity) or a sale of substantially all the assets of Maker.

         b. Voluntary Prepayment. All or any portion of the indebtedness evidenced hereby may be prepaid at any time without premium or penalty.

     6. Asset Purchase Agreement. This Note is being executed pursuant to that certain Asset Purchase Agreement dated April 24, 2004 and amended on June 17, 2004 (the "Asset Purchase Agreement"), by and among Trinity, Maker and AMCON Distributing Company, the parent of Maker ("AMCON"), pursuant to which Maker is purchasing from Trinity substantially all of its assets, upon the terms and subject to the conditions contained therein. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Asset Purchase Agreement.

     7.  Security.  Maker's obligations under this Note shall be secured by
(i) certain of the Assets pursuant to that certain Security Agreement dated the same date hereof between Maker and Trinity (the "Security Agreement"), and (ii) the Real Property pursuant to that certain Mortgage dated of even date herewith (the "Mortgage") executed by Maker in favor of Trinity.

     8. Guaranty. Maker's obligations under this Note shall be guaranteed by AMCON pursuant to that certain Guaranty and Suretyship Agreement (the "Guaranty") dated the same date hereof executed by AMCON in favor of Trinity.

     9. Events of Default. The occurrence of any one or more of the following events shall constitute an event of default ("Event of Default") hereunder:

          a. Maker shall fail to pay any amount under this Note when due, whether at maturity, by acceleration or otherwise, and such failure continues for five (5) days after Trinity provides written notice of such failure to Maker;

          b. an Event of Default shall have occurred under that certain Secured Promissory Note dated the same date hereof in the principal amount of $500,000 issued by Maker in favor or Trinity (the "Three Year Note"), when due, whether at maturity, by acceleration or otherwise

          c. Maker shall fail to pay any installment when due of the Water Royalty pursuant to Section 11.1 of the Asset Purchase Agreement and such failure shall continue for a period of five (5) days after Trinity provides written notice of such failure to Maker; provided, however, that in the event any amount of the Water Royalty is subject to any bona fide dispute, an Event of Default hereunder shall not occur unless Maker fails to pay the amount of the Water Royalty that is not in dispute when originally due (subject to the five (5) day notice and right to cure period) or fails to pay the disputed amount finally adjudicated to be due by a court of competent jurisdiction from which no further appeal may be effected, and such payment is not made within twenty (20) days after the judgment of such court becomes final and no longer subject to appeal;

         d. any representation, warranty or covenant of Maker made in this Note, the Three Year Note, the Security Agreement, or the Mortgage is or shall become incorrect or misleading in any material respect, and such breach and/or failure continues for thirty (30) days after Trinity provides written notice of such breach and/or failure to Maker;

         e. any representation, warranty or covenant of AMCON under the Guaranty, is or shall become incorrect or misleading in any material respect, and such breach and/or failure continues for thirty (30) days after Trinity provides written notice of such breach and/or failure to Maker;

         f. a default shall occur in (i) the payment when due (subject to applicable grace periods), whether by maturity, acceleration or otherwise, of any indebtedness in excess of $100,000 of Maker or AMCON or (ii) the performance or observance of any obligation, covenant or condition with respect to such indebtedness, if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; provided, however, that the occurrence of the events described in clause (i) and/or (ii) shall not be an Event of Default if Maker or AMCON, as the case may be, is contesting such matter in good faith (for a reasonable period of time given the applicable circumstances) and thereafter makes payment of the amount determined to be due and/or refinances such indebtedness within thirty
(30) days of such determination;

         g. Maker shall: (i) file any proceeding in bankruptcy or reorganization; (ii) make an assignment for the benefit of creditors; or
(iii) fail to vacate, discharge or dismiss within ninety (90) days of its initiation either: (x) the filing of a proceeding in bankruptcy against it; or (y) the appointment of a receiver or trustee for all or any part of Maker's assets or property.

     10. Remedies. Upon the occurrence of an Event of Default, Trinity at its option will have all rights and remedies of a secured party under the Uniform Commercial Code of the State of Idaho ("UCC"), and other applicable laws. In addition to the foregoing rights and remedies, upon the occurrence of an Event of Default, Trinity shall have the right to declare all amounts due hereunder to be immediately due and payable, whereupon all such amounts shall become immediately due and payable, without further notice, demand or presentment of any kind (provided that in the event of a default described in clause (g) of the foregoing paragraph, all amounts due hereunder automatically shall become due and payable, without declaration, notice, demand or presentment of any kind). Maker promises to pay all costs of collection, including, but not limited to, reasonable attorneys' fees, incurred by Trinity on account of such collection, whether or not suit is filed hereon.

     11. Right of Offset. Amounts of interest and/or principal due or to become due to Trinity hereunder are subject to Maker's right to offset under
Section 12.7 of the Asset Purchase Agreement.

     12.  Miscellaneous.

         a. Maker waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note.

         b. The time of payment of this Note, or any installment thereof may be extended from time to time without notice to Maker, endorsers, guarantors, sureties and all other parties liable for payment of any sum or sums due or to become due under the terms of this Note. No extension of the time for the payment of this Note or any installment hereof made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability under this Note, either in whole or in part, of Maker hereunder or any other person now or hereafter liable for the payment of this Note who is not a party to such agreement.

         c. If any one or more of the covenants, agreements, terms or provisions contained in this Note shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms or provisions contained herein shall be in no way affected, prejudiced, limited or impaired thereby.

         d. Maker agrees that this Note shall be deemed to have been made under and shall be governed by, and construed in accordance with, the laws of the state of Idaho (without regard to its conflicts of law rules) in all respects, including, without limitation, matters of construction, validity and performance, and that none of its terms or provisions may be waived, altered, modified or amended except as Trinity may consent thereto in a writing duly signed by it.

         e. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. The term "Maker" as defined herein includes the heirs, personal representatives, successors and assigns of Maker.

         f. Trinity, as the holder of this Note, and any subsequent holder of this Note, shall not sell, pledge, hypothecate, donate or otherwise transfer or convey, whether or not for consideration, to any person, any interest in this Note representing less than the entire amount of this Note and the entire amount of indebtedness evidenced by this Note, but rather, any holder of this Note may only sell, pledge, hypothecate, donate or otherwise transfer or convey such holder's entire interest in this Note representing the entire amount of this Note and the entire amount of indebtedness evidenced by this Note.

     IN WITNESS WHEREOF, Maker has executed and delivered this Note on the day and year first above written.
Maker:

                                   TSL ACQUISITION CORP.

                                   William F. Wright
                                   ----------------------
                                   Name:  William F. Wright
                                   Title:  Chairman of the Board and
                                            Chief Executive Officer